Exhibit 5(c)

[Letterhead of Hollis & Co.]

12th February, 2004

Stratus Technologies, Inc.

111 Powdermill Road

Maynard, MA 01754

Dear Sirs,

Re: Stratus Technologies Bermuda Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with (i) the Registration Statement on Form F-4 filed by Stratus Technologies, Inc. (the “Issuer”) with the U.S. Securities and Exchange Commission (the “SEC”) on 12th February, 2004 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration by the Issuer, under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of its 10.375% Senior Notes due 2008 (the “Notes”) guaranteed by the Company in accordance with the terms of the Indenture (defined below) and (ii) the indenture dated as of November 18, 2004 and made between the Company and Stratus Technologies International S.à r.l., Stratus Equity S.à r.l., SRA Technologies Cyprus, Ltd., Stratus Technologies Ireland Limited, Stratus Research & Development Ltd., Cemprus Technologies Inc. and Cemprus LLC, as Guarantors, the Issuer and U.S. Bank National Association, as Trustee, (the “Indenture”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) which Indenture includes the guarantee of the Notes by the Company as set forth therein.

For the purposes of this opinion, we have been supplied with and have examined, and relied upon a copies of the following executed agreements:-

(i)	the Indenture; and

(ii)	a draft of the Registration Statement sent via e-mail on 29th January, 2004.

We have also examined and relied upon the documents listed, and in some cases defined, in the First Schedule to this opinion (such documents together with the Indenture are hereinafter sometimes collectively referred to as the “Documents”).

Assumptions

In stating our opinion we have assumed:-

(a)	the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	the genuineness of all signatures on the Documents;

(c)	the authority, capacity and power of each of the parties, other than the Company in respect of the Documents, signing the Documents;

(d)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(e)	that the Indenture constitutes the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(f)	that the Indenture has been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto (other than the Company), and that each such party to which the Company purportedly delivered the Indenture has actually received and accepted delivery of such Indenture;

(g)	that the Indenture will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with its terms, under the laws of the State of New York by which it is expressed to be governed (the “Foreign Laws”);

(h)	that on the date of entering into the Indenture the Company was, and after entering into the Indenture is, able to pay its liabilities as they become due;

(i)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Indenture or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Indenture is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(j)	that the Company is not carrying on investment business in or from within Bermuda under the provisions of the Investment Business Act 1998 as amended from time to time;

(k)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the Directors to enter into the Indenture, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(l)	that the Company has entered into its obligations under the Indenture in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Indenture would benefit the Company; and

(m)	that commercial benefit will be received by the Company by guaranteeing the Notes as set forth in the Indenture;

(n)	that, when executed and delivered, the Registration Statement will be in a form which does not differ in any material respect from the draft which we have examined for the purposes of this opinion.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:-

(1)	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing (meaning that it has paid all fees and made all filings due in Bermuda) under the laws of Bermuda.

(2)	The execution, delivery and performance by the Company of the Indenture and the transactions contemplated thereby have been duly authorised by all necessary corporate action on the part of the Company. The Indenture has been duly executed by or on behalf of the Company.

Reservations

We have the following reservations:-

(a)	We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda in respect of any obligations of the Company as set out in the Indenture. In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Indenture.

(b)	Enforcement of the obligations of the Company under the Indenture may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights.

(c)	Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.

(d)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(e)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(f)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into the Indenture by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

(g)	We express no opinion as to the validity or binding effect of any provision in the Indenture for the payment of interest at a higher rate on overdue amounts than on amounts which are current, or that liquidated damages are or may be payable. Such a provision may not be enforceable if it could be established that the amount expressed as being payable was in the nature of a penalty; that is to say a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained. If it cannot be demonstrated to the Bermuda court that the higher payment was a reasonable pre-estimate of the loss suffered, the court will determine and award what it considers to be reasonable damages. Section 9 of The Interest and Credit Charges (Regulations) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest, if any, payable on the amount of a judgment after date of judgment. If the Court does not exercise that discretion, then interest will accrue at the statutory rate which is currently 7% per annum.

(h)	We express no opinion as to the validity or binding effect of any provision of the Indenture which provides for the severance of illegal, invalid or unenforceable provisions.

(i)	A Bermuda court may refuse to give effect to any provision of the Indenture in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.

Disclosure

This opinion is addressed to you solely for your benefit and for the purpose of the registration of the Notes as described in the Registration Statement and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforcement of Civil Liabilities” and “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours	faithfully

/s/ Hollis & Co.

Hollis & Co.

FIRST SCHEDULE

1.	The Certificate of Incorporation, Memorandum of Association and Bye-laws adopted on 22nd February, 2002 for the Company (collectively referred to as the “Constitutional Documents”).

2.	Minutes of the Meetings of the Board of Directors of the Company held on Thursday, 23rd October, 2003 (the “Resolutions”).

3.	The Register of Directors and Officers in respect of the Company.